                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]


Filed by a Party other than the Registrant [_]


Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            SYNBIOTICS CORPORATION
               (Name of Registrant as Specified In Its Charter)


   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2)or Item 22(a)(2) of
     Schedule 14A.
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                            SYNBIOTICS CORPORATION

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held October 12, 2001

                               ----------------

   The Annual Meeting of Shareholders of Synbiotics Corporation will be held at the Radisson Suite Hotel (Rancho Bernardo), 11520 West Bernardo Court, San Diego, California 92127, on October 12, 2001 at 10:00 a.m. for the following purposes:

  1. To elect six directors;

and to transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

   The Board of Directors has fixed August 15, 2001, as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

   WE WOULD BE GRATEFUL IF YOU WOULD PROMPTLY SIGN AND RETURN THE ENCLOSED PROXY CARD.

Michael K. Green
Secretary

August 25, 2001

                                PROXY STATEMENT

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Synbiotics Corporation, a California corporation (the "Company"), 11011 Via Frontera, San Diego, California 92127, of proxies in the accompanying form to be used at the Annual Meeting of Shareholders to be held at the Radisson Suite Hotel (Rancho Bernardo), 11520 West Bernardo Court, San Diego, California 92127, at 10:00 a.m. on October 12, 2001, and any postponement or adjournment thereof.

   A proxy may be revoked at any time before it is exercised. Any shareholder giving a proxy may revoke it prior to its use at the Annual Meeting (1) by delivering a written notice expressly revoking the proxy to our Secretary at our offices, (2) by signing and delivering to us at our offices, or to the place of the Annual Meeting, a later dated proxy or (3) by attending the Annual Meeting and casting his or her votes personally. A proxy is not revoked by the death or incapacity of the maker unless, before the vote is counted, written notice of such death or incapacity is received by us.

   On any matter coming before the Annual Meeting as to which a choice has been specified by the shareholder on the proxy, the shares will be voted accordingly. If the proxy is returned and no choice is so specified, the shares will be voted FOR the election of the six nominees for director listed in this Proxy Statement and in the discretion of the proxyholders as to any other business which may properly come before the Annual Meeting.

   August 15, 2001, has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting. As of the close of business on such date, we had 9,624,558 shares of common stock outstanding and entitled to vote. Outstanding shares of common stock are entitled to one vote each on all matters. Under California law, shareholders are permitted to cumulate votes for the election of directors whose names have been placed in nomination. Therefore, in voting for directors, each outstanding share of common stock would be entitled to six votes which may be cast for one candidate or distributed in any manner among the nominees for director. However, the right to cumulate votes in favor of one or more candidates may not be exercised until the candidate or candidates have been nominated and any shareholder has given notice at the Annual Meeting of the intention to cumulate votes.

   The proxyholders (if authority to vote for one or more nominees is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the Board of Directors' nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld.

   We are bearing the expense of printing and mailing proxy materials. The approximate date these proxy solicitation materials will be first sent to shareholders is August 25, 2001.

                             ELECTION OF DIRECTORS
                          (Item 1 on the Proxy Card)

   Six directors are to be elected at the Annual Meeting to serve until the next Annual Meeting and until their respective successors are elected or appointed. Unless authority to vote for one or more nominees is withheld, it is intended that the proxyholders will vote for the election of the nominees named below. In the event any of them shall become unable or unwilling to accept nomination or election, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his place. Each of the nominees named is currently a member of our Board of Directors.

   The following information is furnished regarding the nominees.

 Name; Positions; Business Experience During the Past Five Years;   Director
               Directorships in Reporting Companies                  Since   Age
 ----------------------------------------------------------------   -------- ---
Patrick Owen Burns.................................................   1997    63
 Senior Consultant of Early Stage Enterprises, L.L.C. since October
 1997; Vice President of R&D Funding Corp, an affiliate of
 Prudential Securities Inc., and Senior Vice President of
 Prudential Securities Inc. from 1986 to February, 1997; Director of Progen Industries, Ltd.

Rigdon Currie......................................................   2000    70
 Private investor; Chairman of the Board of Directors of the
 Company since April 2001; Special Limited Partner of MK Global
 Ventures from February 1988 to July 1998; Director of DISC, Inc.

James C. DeCesare..................................................   1993    70
 Consultant to the animal health and pharmaceutical industries since 1992.

Joseph Klein III...................................................   1998    40
 Managing Director of Gauss Capital Advisors, LLC since September
 2000; Vice President of Strategy for Medical Manager Corp. from
 June 1999 to September 2000; Healthcare Analyst for The Kaufmann
 Fund from June 1998 to June 1999; Managing Director of Millennium
 HEW, LLC from March 1998 to June 1998; Portfolio Manager and
 Chairman of Investment Advisory Committee of T. Rowe Price Health
 Sciences Fund from December 1995 to February 1998; Vice President and Healthcare Analyst of T. Rowe Price Associates, Inc. from
 April 1990 to February 1998; Director of Guilford Pharmaceuticals,
 Inc. and NPS Pharmaceuticals, Inc.

Donald E. Phillips.................................................   1987    68
 Private investor; Director of Great Lakes REIT, Inc. and Potash
 Corporation of Saskatchewan, Inc. (Canada).

Paul A. Rosinack...................................................   2001    54
 Our President and Chief Executive Officer since April 2001; our
 President, Animal Health from January 2000 to April 2001; our Vice
 President and General Manager of Animal Health from October 1996 to December 1999; President and Chief Executive Officer of
 International Canine Genetics, Inc. from December 1992 to October
 1996.

   Our Board of Directors held a total of ten meetings during the year ended December 31, 2000. Each director attended more than seventy-five percent (75%) of the meetings of the Board of Directors (and the Board of Directors committees of which he was a member) held during the time he was a member of the Board of Directors.

   For their services as directors, each of our outside directors receives a fee of $1,000, plus $500 for travel, for each Board of Directors meeting attended. Outside directors also receive $500 for each telephonic Board of Directors meeting, and receive $500 for each committee meeting they attend as committee members which are held on a different day than a Board of Directors meeting. Employee directors do not receive any fees for attendance at meetings of the Board of Directors or committee meetings. In addition, Mr. Phillips was paid fees of $24,996 during the year ended December 31, 2000 pursuant to a consulting agreement with us. On June 8, 2000, pursuant to the Automatic Grant Program under the 1995 Stock Option/Stock Issuance Plan (the "1995 Plan"), Mr. Burns, Mr. Currie, Mr. DeCesare, Mr. Klein and Mr. Phillips were each granted options to purchase 7,000 shares of common stock at $2.44 per share. The options, which expire on June 8, 2010, vest ratably over a one-year period following the grant date.

   We currently have Compensation and Audit Committees of the Board of Directors. We do not have a Nominating Committee of the Board of Directors. The current membership of each committee is as follows:

Compensation Committee                         Audit Committee
Rigdon Currie, Chairman                        Patrick Owen Burns
Joseph Klein III                               James C. DeCesare, Chairman
Donald E. Phillips                             Joseph Klein III

   The function of the Compensation Committee is to review our compensation policies and advise us as to executive compensation and stock option matters. The Compensation Committee met three times during the year ended December 31, 2000.

   The Audit Committee oversees our accounting and financial reporting policies, reviews with our independent accountants the accounting principles and practices followed, reviews the annual audit and financial results and makes recommendations to the Board of Directors regarding the preceding. The Audit Committee met six times during the year ended December 31, 2000.

Report of Audit Committee

   All three members of the Audit Committee are independent as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' Nasdaq listing standards.

   The Audit Committee operates under a written charter (the "Charter") adopted and approved by the Board of Directors during the year ended December 31, 2000. The Audit Committee intends to review and assess the adequacy of the Charter on an annual basis. The full text of the Charter is attached as Exhibit A.

   The following is a report by the Audit Committee:

     "The Audit Committee has:

       1) Reviewed and discussed the audited financial statements as of and for the year ended December 31, 2000 with management;

       2) Discussed with PricewaterhouseCoopers LLP, the Company's independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, "Communications with Audit Committees". In addition, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees"; and

       3) Discussed with the independent auditors the independent auditors' independence.

     Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission on April 2, 2001.

   Patrick Owen Burns
   James C. DeCesare
   Joseph Klein III


   Audit Committee of the Board of Directors"

Executive Officers and Significant Employees

                               Executive Officers

  Name, Age, and Other Business Experience
         During the Past Five Years                              Position
  ----------------------------------------                       --------
 Paul A. Rosinack (54)......................  President and Chief Executive Officer - since
  Formerly, President and Chief Executive      April 2001; President, Animal Health -
  Officer of International Canine Genetics,    January 2000 to April 2001; Vice President
  Inc., December 1992 - October 1996           and General Manager, Animal Health from
                                               October 1996 to December 1999.

 Michael K. Green (45)......................  Senior Vice President (since January 2000),
                                               Chief Financial Officer, and Secretary -
                                               since May 1991; Vice President - Finance
                                               from May 1991 to December 1999.

 Robert Buchanan (54).......................  Vice President - Sales and Marketing - since
  Formerly, Director of Hospital Support       April 2000.
  Services of Medical Management
  International, Inc. from 1994 to March
  2000.

 Francois Guillemin (51)....................  Vice President - since February 1998;
  Formerly, Director of the Diagnostics        President and Director General of Synbiotics
  Division of Rhone-Merieux, S.A., 1991 -      Europe, SAS - since July 1997.
  June 1997.

 Serge Leterme (41).........................  Vice President - Research and Development -
  Formerly, Director of Research and           since October 1998; Director of Product
  Development of the Diagnostics Division of   Development from August 1997 to September
  Rhone-Merieux, S.A., 1993 - June 1997.       1998.

                             Significant Employees

  Name, Age, and Other Business Experience
         During the Past Five Years                              Position
  ----------------------------------------                       --------
 Keith A. Butler (39).......................  Corporate Controller - since March 1991.

 Clifford Frank (52)........................  Director of Operations - since September
                                               1992.

 Gregory A. Soulds (54).....................  Director of Business Development - since
                                               1992.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth the beneficial ownership of our common stock as of April 3, 2001, of each of our directors, director nominees, 5% shareholders and the Named Executive Officers (as defined in "Executive Compensation and Other Information"), and of our directors and executive officers as a group. Except as noted, and except for the effect of applicable community- property laws, each person has sole investment and voting power over the shares shown. Percentages are calculated in accordance with the method set forth in the Securities and Exchange Commission's rules.

                                                          Amount and
                                                          Nature of     Percent
         Name and Address of Beneficial Owner          Beneficial Owner of Class
         ------------------------------------          ---------------- --------
Patrick Owen Burns(1).................................      49,850          *
 22 Sidney Place
 Brooklyn Heights, NY 11201

Kenneth M. Cohen(1)...................................     386,954        3.9%
 895 La Jolla Corona Court
 La Jolla, CA 92037

Rigdon Currie(1)......................................      15,250          *
 P.O. Box 1120
 1 Balboa Avenue
 Point Reyes Station, CA 94956

James C. DeCesare(1)..................................      50,000          *
 5260 S. Landings Drive, #709
 Ft. Myers, FL 33919

Michael K. Green(1)...................................     142,755        1.5%
 c/o Synbiotics Corporation
 11011 Via Frontera
 San Diego, CA 92127

Francois Guillemin(1).................................      98,611        1.0%
 c/o Synbiotics Europe, SAS
 2 rue Alexander Fleming
 69367 Lyons, Cedex 07, France

Joseph Klein III(1)...................................     137,850        1.4%
 1724 Hillside Road
 Stevenson, MD 21153

Serge Leterme, Ph.D.(1)...............................      62,750          *
 c/o Synbiotics Corporation
 11011 Via Frontera
 San Diego, CA 92127

Donald E. Phillips(1).................................      83,750          *
 372 Fannin Landing Circle
 Brandon, MS 39042

                                                         Amount and    Percent
                                                         Nature of       of
        Name and Address of Beneficial Owner          Beneficial Owner  Class
        ------------------------------------          ---------------- -------
Paul A. Rosinack(1)..................................      141,960       1.5%
 c/o Synbiotics Corporation
 11011 Via Frontera
 San Diego, CA 92127

Dimensional Fund Advisors Inc.(2)....................      592,400       6.2%
 1299 Ocean Avenue
 11th Floor
 Santa Monica, CA 90401

Gruber & McBaine Capital Management(3)...............    1,091,300      11.3%
 c/o John P. Broadhurst, Esq.
 Shartsis, Friese & Ginsburg
 One Maritime Plaza
 18th Floor
 San Francisco, CA 94111

Merial SAS...........................................      621,378       6.5%
 29 Avenue Tony Garnier
 69007 Lyons
 France

S. R. One, Limited...................................      962,652      10.0%
 200 Barr Harbor Drive
 Suite 250
 W. Conshohocken, PA 19428

All executive officers and directors as a group(1)
 (11 persons)........................................    1,179,105      11.2%

--------
 * Less than one percent.

(1) Includes options to purchase shares of common stock, which are exercisable on or before June 2, 2001, as follows: Mr. Buchanan - 9,375 shares; Mr. Burns - 47,250 shares; Mr. Cohen - 266,875 shares; Mr. Currie - 5,250 shares; Mr. DeCesare - 41,125 shares; Mr. Green - 136,249 shares; Mr. Guillemin - 74,999 shares; Mr. Klein - 19,250 shares; Dr. Leterme - 59,375 shares; Mr. Phillips - 68,750 shares; Mr. Rosinack - 129,826 shares.

(2) Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds". All of the shares are owned by the Funds. In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the shares that are owned by the Funds. Dimensional disclaims beneficial ownership of the shares owned by the Funds.

(3) 419,400 shares are owned by a group of managed investment accounts who have granted their respective powers of attorney to Gruber & McBaine Capital Management LLC ("GMCM") to handle any and all necessary filings with respect to voting and dispositive power of these securities. The remaining 671,900 shares are owned by a group of four persons who granted their respective powers of attorney to GMCM to handle any and all necessary filings with respect to voting and dispositive power of these securities. The direct ownership of these 671,900 shares is as follows:
    Jon D. Gruber ("Gruber") - 102,400 shares; J. Patterson McBaine ("McBaine") - 90,400 shares; Lagunitas Partners, a California Limited Partnership ("Lagunitas") - 288,000 shares; Proactive Partners, a California Limited Partnership ("Proactive") - 191,100 shares. Gruber and McBaine are the member managers of GMCM. GMCM is the general partner of Lagunitas. Gruber and McBaine are general partners in the entity which is the general partner of Proactive. Gruber and McBaine disclaim beneficial ownership of the shares held by Lagunitas and Proactive except to the extent of their respective pecuniary interests. GMCM disclaims beneficial ownership of the shares held by Gruber, McBaine, Lagunitas and the group of managed investment accounts.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

   The following table provides certain summary information concerning the compensation earned by the person who was our Chief Executive Officer in 2000 and the other executive officers whose total 2000 salary and bonus exceeded $100,000 (the "Named Executive Officers") for services rendered in all capacities to us for the fiscal years ended December 31, 2000, 1999, and 1998:

                           Summary Compensation Table

                                                                       Long-Term
                                         Annual Compensation          Compensation
                                 ------------------------------------ ------------
                                                                         Awards
                                                                       Securities
                                                         Other Annual  Underlying   All Other
                                 Fiscal  Salary   Bonus  Compensation   Options/   Compensation
Name and Principal Position       Year   ($)(1)  ($)(2)     ($)(3)      SARS (#)      ($)(4)
---------------------------      ------ -------- ------- ------------ ------------ ------------
Kenneth M. Cohen...............   2000  $288,870     --        --        60,000       $7,928
 President and Chief Executive    1999  $254,264     --        --        40,000       $7,359
 Officer                          1998  $242,156 $31,008       --        50,000       $4,115

Michael K. Green...............   2000  $173,681     --        --        20,000       $5,081
 Senior Vice President            1999  $150,675     --        --        20,000       $4,520
                                  1998  $143,500 $18,375       --        25,000       $3,875

Francois Guillemin.............   2000  $135,591     --        --           --           --
 Vice President                   1999  $151,683     --        --        10,000          --
                                  1998  $146,846 $ 7,385       --        25,000          --

Serge Leterme..................   2000  $142,135     --    $18,750          --           --
 Vice President                   1999  $126,000     --    $18,750       50,000          --
                                  1998  $100,489 $15,000   $ 4,687       25,000          --

Paul A. Rosinack...............   2000  $218,183     --    $ 9,367       20,000       $3,665
 President, Animal Health         1999  $176,792     --    $12,504       10,000       $4,775
                                  1998  $168,373 $21,560   $12,504       25,000       $2,552

--------
(1) Includes amounts deferred under the 401(k) Compensation Deferral Savings Plan pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended.

(2) Includes grants of restricted Synbiotics common stock during 1998 with a fair market value of $4.00 per share as follows: Mr. Cohen - 6,977 shares; Mr. Green - 4,134 shares; Mr. Guillemin - 1,662 shares; Dr. Leterme - 3,375 shares; Mr. Rosinack - 4,851 shares.

(3) Consists of forgiveness of a loan made to Dr. Leterme to defray relocation expenses at the rate of $18,750 per year (as of December 31, 2000, the balance due was $32,813); and forgiveness of a loan made to Mr. Rosinack to defray relocation expenses (the loan was fully forgiven as of December 31, 2000).

(4) Consists of matching contributions made by us to Mr. Cohen's 401(k) account, Mr. Green's 401(k) account and Mr. Rosinack's 401(k) account.

   The following table contains information concerning the grant of stock options to the Named Executive Officers in 2000. No stock appreciation rights were granted in 2000:

                   Option/SAR Grants During Last Fiscal Year

                                       Individual Grants
                         ---------------------------------------------
                                                                           Potential
                                                                       Realizable Value
                                                                       at Assumed Annual
                                                                        Rates of Stock
                          Number of    % of Total                            Price
                          Securities  Options/SARs                     Appreciation for
                          Underlying   Granted to                         Option Term
                         Options/SARs Employees in Exercise Expiration -----------------
          Name           Granted (#)  Fiscal Year   Price      Date     5% ($)  10% ($)
          ----           ------------ ------------ -------- ----------  ------  --------
Kenneth M. Cohen........    60,000(1)    18.89%     $4.50   3/22/2010  $169,802 $430,310
Michael K. Green........    20,000(2)     6.30%     $2.63    1/5/2010  $ 33,017 $ 83,671
Paul A. Rosinack........    20,000(2)     6.30%     $2.63    1/5/2010  $ 33,017 $ 83,671

--------
(1) The option becomes exercisable ratably over a four-year period following the date of grant, which was March 22, 2000. The option has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of service with us.

(2) The option becomes exercisable ratably over a four-year period following the date of grant, which was January 5, 2000. The option has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of service with us.

   The following table provides information, with respect to the Named Executive Officers, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year. No stock appreciation rights were exercised in 2000 or held as of December 31, 2000.

    Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End
                               Option/SAR Values

                                                                             Value of
                                                   Number of Securities     Unexercised
                                                  Underlying Unexercised   In-the-Money
                                                     Options/SARs at      Options/SARs at
                                                    December 31, 2000    December 31, 2000
                         Shares Acquired  Value        Exercisable/        Exercisable/
Name                     on Exercise (#) Realized     Unexercisable      Unexercisable(1)
----                     --------------- -------- ---------------------- -----------------
Kenneth M. Cohen........        --          --           255,937               $ --
                                                         144,083               $ --
Michael K. Green........        --          --           126,249               $ --
                                                          43,751               $ --
Francois Guillemin......        --          --            64,062               $ --
                                                          35,938               $ --
Serge Leterme...........        --          --            50,625               $ --
                                                          44,375               $ --
Paul A. Rosinack........        --          --           117,326               $ --
                                                          42,501               $ --

--------
(1) Value is defined as market price of our common stock at fiscal year end less exercise price. The closing sale price of our common stock at December 31, 2000 was $0.44.

Employment Contracts and Change-in-Control Arrangements

   Synbiotics entered into an Employment Agreement dated May 7, 1996, and amended February 14, 2001, with Kenneth M. Cohen. The Employment Agreement provided for salary at an initial rate of $225,000 per annum, options to purchase 225,000 shares of Synbiotics common stock (at $3.88 per share) and a direct grant of 10,000 shares of unregistered Synbiotics common stock. In addition, he is eligible for a cash bonus of up to 30% of his annual salary. On April 2, 2001, Mr. Cohen resigned as our President, Chief Executive Officer and director. We entered into a separation agreement with Mr. Cohen in which he waived any rights to severance pay and retention bonus, and entered into a consulting agreement under which we will pay him $24,962 per month from May 16, 2001 to March 15, 2002, unless the agreement is terminated earlier.

   Synbiotics entered into an Employment Agreement dated October 25, 1996, and amended February 14, 2001, with Paul A. Rosinack. The Employment Agreement provided for salary at an initial rate of $160,000 per annum and options to purchase 25,000 shares of Synbiotics common stock (at $4.13 per share). If Mr. Rosinack is terminated without cause, he will receive six months' salary at his then base salary rate. If Mr. Rosinack is terminated in connection with an acquisition of the Company, or substantially all of its animal health business assets, and is not employed by the acquirer, he will receive an additional six months' salary. In addition, if the Company or substantially all of its animal health business assets is sold, and Mr. Rosinack is employed by us on the date of the sale, he will receive a retention bonus equal to 100% of his salary and all unvested stock options will immediately vest. However, if, upon such sale, Mr. Rosinack is offered a substantially equivalent position with the acquirer, his severance will be reduced by 50% of his retention bonus.

   Synbiotics entered into an Employment Agreement dated June 23, 1997, and amended February 14, 2001, with Michael K. Green. The Employment Agreement provided for salary at an initial rate of $140,000. If Mr. Green is terminated without cause, he will receive six months' salary at his then base salary rate. If Mr. Green is terminated in connection with an acquisition of the Company, or substantially all of its animal health business assets, and is not employed by the acquirer, he will receive an additional six months' salary. In addition, if the Company or substantially all of its animal health business assets is sold, and Mr. Green is employed by us on the date of the sale, he will receive a retention bonus equal to 100% of his salary and all unvested stock options will immediately vest. However, if, upon such sale, Mr. Green is offered a substantially equivalent position with the acquirer, his severance will be reduced by 50% of his retention bonus.

   Synbiotics entered into an Employment Agreement dated July 9, 1997, and amended February 14, 2001, with Francois Guillemin. The Employment Agreement provided for salary at an initial rate of $140,000 per annum and options to purchase 50,000 shares of Synbiotics common stock (at $3.69 per share). In addition, we have provided Mr. Guillemin with a company car, and are bearing the leasing costs, and reasonable expenses incurred by Mr. Guillemin for business activities, of the company car in an annual amount up to $11,500 per year. If Mr. Guillemin is terminated without cause, he will receive six months' salary at his then base salary rate plus the amount of legal severance in France; provided, however, that the total amount to be received will be equal to the greater of 12 months' salary or the total amount of legal severance in France. If Mr. Guillemin is terminated in connection with an acquisition of the Company, or substantially all of its animal health business assets, and is not employed by the acquirer, he will receive an additional six months' salary. In addition, if the Company or substantially all of its animal health business assets is sold, and Mr. Guillemin is employed by us on the date of the sale, he will receive a retention bonus equal to 75% of his salary and all unvested stock options will immediately vest. However, if, upon such sale, Mr. Guillemin is offered a substantially equivalent position with the acquirer, his severance will be reduced by 50% of his retention bonus.

   Synbiotics entered into an Employment Agreement dated September 1, 1998, and amended February 14, 2001, with Serge Leterme. The Employment Agreement provided for salary at an initial rate of $120,000. If Dr. Leterme is terminated without cause, he will receive six months' salary at his then base salary rate. If Dr. Leterme is terminated in connection with an acquisition of the Company, or substantially all of its animal health business assets, and is not employed by the acquirer, he will receive an additional six months' salary. In addition, if the Company or substantially all of its animal health business assets is sold, and Mr. Leterme is employed by us on the date of the sale, he will receive a retention bonus equal to 75% of his salary and all unvested stock options will immediately vest. However, if, upon such sale, Mr. Leterme is offered a substantially equivalent position with the acquirer, his severance will be reduced by 50% of his retention bonus.

   Synbiotics entered into an Employment Agreement dated April 24, 2000, and amended February 14, 2001, with Robert Buchanan. The Employment Agreement provided for salary at an initial rate of $125,000 per annum and options to purchase 50,000 shares of Synbiotics common stock (at $2.98 per share). If Mr. Buchanan is terminated without cause, he will receive six months' salary at his then base salary rate. If Mr. Buchanan is terminated in connection with an acquisition of the Company, or substantially all of its animal health business assets, and is not employed by the acquirer, he will receive an additional six months' salary. In addition, if the

Company or substantially all of its animal health business assets is sold, and Mr. Buchanan is employed by us on the date of the sale, he will receive a retention bonus equal to 75% of his salary and all unvested stock options will immediately vest. However, if, upon such sale, Mr. Buchanan is offered a substantially equivalent position with the acquirer, his severance will be reduced by 50% of his retention bonus.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee currently consists of Messrs. Currie, Klein and Phillips, none of whom is or ever has been our employee. No executive officer of Synbiotics served during 2000 as a director or compensation committee member of any other company, where the other company had one of its executive officers on Synbiotics' board of Directors or Compensation Committee

Report on Executive Compensation

   The Compensation Committee acts on behalf of our Board of Directors to establish our general compensation policy for all of our employees. The Compensation Committee typically reviews base salary levels on or about June 1 of each year, and reviews target bonuses for the Chief Executive Officer and other executive officers and employees at or about the beginning of each year. The Compensation Committee administers our incentive and equity plans, including the 1995 Stock Option/Stock Issuance Plan.

   The following is a report by the Compensation Committee:

 "General Compensation Policy

   All policies, plans and actions of the Compensation Committee are formulated or taken with the goal of maximizing shareholder value by aligning the financial interests of the Chief Executive Officer and the other executive officers with those of our shareholders. This is achieved through a combination of salary, short-term incentive compensation, including cash and stock bonuses, and long-term incentive compensation, including stock options. Our policy is to provide our executive officers with compensation opportunities which are based upon their personal performance, our financial performance and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals.

   Each executive officer's compensation package is comprised of the following:

  . base salary that is competitive with the market and reflects individual performance,

  . short-term incentive compensation, payable in cash or stock and tied to our achievement of annual performance goals, and

  . long term, stock-based incentive awards designed to strengthen the mutuality of interests between our executive officers and our shareholders.

 Factors

   Several of the more important factors which we considered in establishing the components of each executive officer's compensation package for the 2000 fiscal year are summarized below. Additional factors were also taken into account, and we may in our discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years. All compensation decisions will be designed to further the general compensation policy indicated above.

 Base Salary

   In setting base salaries, we consider the following factors:

  . industry experience, knowledge and qualifications,

  . the salary levels in effect for comparable positions within the Company's principal-industry marketplace competitors,

  .historical salary levels, and

  .internal comparability considerations.

   We did not rely upon any specific compensation surveys for comparative compensation purposes. Instead, we made our decisions as to the appropriate market level of base salary for each executive officer on the basis of our understanding of the salary levels in effect for similar positions at those companies with which the Company competes for executive talent.

   Each executive officer's base salary is adjusted yearly on the basis of the factors described above.

 Short-Term Incentive Compensation

   Annual cash and stock bonuses are awarded to the extent that the Company meets financial objectives set by the Board of Directors at the beginning of each year. The amounts of the bonus payments, if any, are determined by the Compensation Committee, in its discretion. No annual cash or stock bonuses were awarded for fiscal year 2000.

 Long-Term Stock Based Incentive Compensation

   Stock options are an essential element of our executive compensation package. We believe that equity-based compensation in the form of stock options links the interests of management and shareholders by focusing employees and management on increasing shareholder value. The actual value of equity-based compensation depends entirely on appreciation of our common stock.

   Approximately 100% of our full-time employees are granted employee stock options. Stock options typically have been granted to executive officers when the executive first joins us, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. We may, however, grant additional stock options to executives for other reasons. The number of shares subject to each stock option granted is within our discretion and is based on anticipated future contribution and ability to impact corporate and/or business unit results, past performance or consistency within the executive's peer group. In our discretion, executive officers may also be granted stock options to provide greater incentives to continue their employment with us and to strive to increase the value of our common stock.

   In 2000, as part of an annual review of the stock options held by executive officers and managers, we considered the factors described above, as well as the number of options held by executive officers as of the date of grant that remain unvested. The stock options generally become exercisable over a four year period and are granted at a price equal to the fair market value of the Company's common stock on the date of grant.

 Chief Executive Officer Compensation

   In setting the total compensation payable to Ken Cohen, who served as our Chief Executive Officer during the 2000 fiscal year, we sought to be competitive with other companies in the industry, while at the same time tying a significant percentage of such compensation to the Company's performance and stock price appreciation. As described above under "Employment Contracts, Severance Agreements and Change in Control Agreements," an employment agreement between the Company and Mr. Cohen set forth the terms and conditions, including minimum compensation, governing Mr. Cohen's employment. Due in part to the Company's disappointing financial performance, Mr. Cohen did not receive any other cash or stock compensation from the Company for fiscal year 2000.

 Retention Bonuses

   In addition to the compensation described above, certain of the executive officers and other employees were enrolled in a cash retention bonus plan we established during fiscal year 2000. The bonus potential is designed as an incentive to the executive officers and other employees to continue as employees of the Company after the Company announced that it had retained advisors to assist it with exploring strategic alternatives for enhancing shareholder value, including a possible sale of the Company's animal health business. The amounts of the potential retention bonuses were determined in our discretion. No retention bonuses were paid for fiscal year 2000.

 Compliance with Internal Revenue Code Section 162(m)

   Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance based compensation paid to our executive officers for the 2000 fiscal year did not exceed the $1 million limit per officer. We do not anticipate that the non-performance based compensation to be paid to our executive officers for fiscal year 2001 will exceed that limit. Our 1995 Stock Option/Stock Issuance Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Since it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1 million limit, we have decided at this time not to take any action to limit or restructure the elements of cash compensation payable to our executive officers. We will reconsider this decision if the individual cash compensation of any executive officer ever approaches the $1 million level.

   We are of the opinion that the compensation packages provided to our Chief Executive Officer and the other executive officers reflect our goal of offering compensation that is fair to these officers and our shareholders alike by providing adequate base salaries together with substantial opportunity for personal financial growth which will parallel management's ability to increase shareholder value. It is intended that the total economic advantage and opportunities provided to the executive officers will be at least equivalent to that provided by comparable corporations.

Rigdon Currie
Joseph Klein III
Donald E. Phillips

Compensation Committee of the Board of Directors"

Stock Performance Graph

   The graph below compares the cumulative total shareholder return on our common stock from December 31, 1996 to December 31, 2000 with the cumulative total return on the Nasdaq Stock Market - U.S. Index and a self-constructed industry peer group index over the same period (assuming the investment of $100 in our common stock and in each of the other indices on December 31, 1995, and reinvestment of all dividends). The self-constructed industry peer group consists of Abaxis, Inc., Heska Corporation and IDEXX Laboratories, Inc.

   The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of our common stock.


                        PERFORMANCE GRAPH APPEARS HERE

                                                        INVESTMENT VALUE AS OF
                                                             DECEMBER 31,
                                                       ------------------------
                                                       1996 1997 1998 1999 2000
                                                       ---- ---- ---- ---- ----
Synbiotics Corporation................................ $134 $132 $108 $101 $ 18
Nasdaq Stock Market - U.S. Index......................  128  151  213  395  238
Industry Peer Group Index.............................   75   34   55   57   54

   THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF ALL SIX NOMINEES, SET FORTH IN ITEM 1 ON THE PROXY CARD. The six persons receiving the highest number of votes will be elected as directors. Abstentions and broker non-votes will have no influence in the election of directors.

                     COMPLIANCE WITH SECTION 16(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership of our equity securities with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on our review of the copies of such forms furnished to us, or written representations that no Forms 5 were required, we believe that during the fiscal year ended December 31, 2000, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

                             SHAREHOLDER PROPOSALS

   To be included in our proxy materials for the Annual Meeting of Shareholders to be held in 2002, a shareholder proposal must be received at our the offices, 11011 Via Frontera, San Diego, CA 92127, not later than January 6, 2002. We expect to hold the 2002 annual Meeting of Shareholders in June 2002.

                             INDEPENDENT AUDITORS

   PricewaterhouseCoopers LLP has served as our independent accountants for a number of years. PricewaterhouseCoopers LLP has informed the Audit Committee that it is independent of us within the meaning of Rule 2-01 of Securities and Exchange Commission Regulation S-X. Although management anticipates that this relationship will continue to be maintained during fiscal 2001, as in previous years, it is not proposed that any formal action be taken at the Annual Meeting with respect to the continued employment of PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at our Annual Meeting with the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

Audit Fees

   Audit fees billed to us by PricewaterhouseCoopers LLP for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, and the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, for the year 2000, totalled $101,000.

All Other Fees

   Fees billed to us by PricewaterhouseCoopers LLP with respect to the year 2000 for all other non-audit services rendered to us including tax related services totalled $24,600. The Audit Committee has considered and believes that the provision of these non-audit services to us by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers' independence.

                                 OTHER MATTERS

   The Board of Directors, at this time, knows of no other business which will be presented to the meeting. If any other business is properly brought before the meeting, it is intended that the proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

   Our Annual Report, including our audited financial statements for the fiscal year ended December 31, 2000, is being mailed herewith to all shareholders of record. WE WILL PROVIDE WITHOUT CHARGE TO ANY BENEFICIAL OWNER OF COMMON STOCK AS OF AUGUST 15, 2001, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED TO MICHAEL K. GREEN, OUR SENIOR VICE PRESIDENT, AT 11011 VIA FRONTERA, SAN DIEGO, CA 92127.

   Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings made by us under those Acts, the Compensation Committee Report, the Audit Committee Report, the Audit Committee Charter, reference to the independence of the Audit Committee members and the Stock Performance Graph are not deemed to be filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those Acts. In addition, those items shall not be deemed to be solicitation materials under those Acts.

   Whether you intend to be present at this meeting or not, you are urged to return your proxy promptly.

By order of the Board of Directors

Michael K. Green
Secretary

[LOGO OF SYNBIOTICS]
                                                                      EXHIBIT A

                            AUDIT COMMITTEE CHARTER

I. PURPOSE

   The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls; and the Corporation's auditing, accounting and financial reporting processes generally. The Audit Committee's primary duties and responsibilities are to:

     1. Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system;

     2. Review and appraise the audit efforts of the Corporation's independent accountants and internal auditing department; and

     3. Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

   The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

   The Audit Committee shall be comprised of three or more independent directors.

   All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

III. MEETINGS

   The Committee shall meet on a regular basis and shall hold special meetings as circumstances require. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporation's financials.

IV. RESPONSIBILITIES AND DUTIES

   To fulfill its responsibilities and duties the Audit Committee shall:

 Documents/Reports Review

     1. Review and update this Charter at least annually.

     2. Review the organization's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

     3. Review the regular internal reports to management prepared by the internal auditing department and management's response.

 Independent Accountants

     4. Recommend to the Board of Directors the selection of the independent accountants and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee shall obtain a formal written statement from the accountants delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard I, and shall review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

     5. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

     6. Periodically consult with the independent accountants out of the presence of management about internal controls and the completeness and accuracy of the organization's financial statements.

 Financial Reporting Processes

     7. In consultation with the independent accountants and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external.

     8. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

     9. Consider and approve, if appropriate, major changes to the Corporation's auditing and accoumting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

 Process Improvement

     10. Establish regular and separate systems of reporting to the Audit Committee by management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

     11. Following completion of the annual audit, review separately with management, the independent accountants and the material auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

     12. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

     13. Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

     14. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                            SYNBIOTICS CORPORATION


                11011 Via Frontera, San Diego, California 92127


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Paul A. Rosinack and Michael K. Green, jointly and severally, as proxyholders, each with full power to appoint his substitute, and hereby authorizes them to vote as designated below, all the shares of Common Stock of Synbiotics Corporation held of record by the undersigned at the close of business on August 15, 2001, at the Annual Meeting of Shareholders to be held on October 12, 2001, or any postponement or adjournment thereof, and to vote in their discretion on such other business as may come before the Annual Meeting.

           The Board of Directors recommends a vote FOR proposal 1.

1.   ELECTION OF DIRECTORS.

     [_]  FOR all nominees listed below (except as marked to the contrary below)

     [_]  WITHHOLD AUTHORITY to vote for all nominees listed below

     (Instruction: To withhold authority to vote for any individual nominee, check the box "FOR" and strike a line through the nominee's name in the list below.)

     Nominees: Patrick Owen Burns, Rigdon Currie, James C. DeCesare, Joseph
               Klein III, Donald E. Phillips, Paul A. Rosinack

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder and will be voted by the proxyholders at their discretion as to any other matters properly transacted at the Annual Meeting. If this Proxy is properly executed and no direction is made, this Proxy will be voted FOR Proposal 1.

Dated: _____________________, 2001


__________________________________
(Shareholder's Signature)


__________________________________
(Shareholder's Signature)

Please sign exactly as your name appears on this Proxy. If signing for trusts, estates, partnerships, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.


PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING. [_]